Exhibit 99.1

Hot Topic, Inc. Reports Third Quarter Comp Sales Up 0.2%

Reiterates 3rd and 4th quarter guidance; Increases Stock Repurchase and Announces test of new Blackheart Concept

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--October 31, 2012--Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) today announced the sales results for its third fiscal quarter (13 weeks ended October 27, 2012). A summary of the sales results by division (including Internet) is as follows:

	Comparable
	Sales % Change *		Net Sales
				% Change
	This	Last	$	To Last
	Year	Year	Millions	Year
THIRD QUARTER:
Hot Topic	0.1%	-1.5%	$134.9	-1.6%

Torrid	0.5%	3.3%	$44.4	14.9%

Total Co.	0.2%	-0.5%	$179.3	2.0%

YEAR TO DATE:
Hot Topic	4.2%	-0.3%	$373.1	2.1%

Torrid	2.4%	5.7%	$135.6	10.6%

Total Co.	3.8%	1.2%	$508.7	4.2%

* During the first quarter of fiscal 2012, Hot Topic, Inc. began including Internet sales in the computation of comparable sales.

All prior year comparable sales results have been adjusted to reflect this change.

The company reiterated its third quarter earnings guidance of earnings per share in the range of $0.08 to $0.10. The company also stated the previously announced fourth quarter earnings guidance (14 weeks ending February 2, 2013) remains the same, in the range of $0.23 to $0.27 per share, as compared to earnings per share of $0.21 last year. This guidance is based upon a comp sales increase in the low to mid-single-digit percentage range.

Lisa Harper, Chairman of the Board and CEO, said, “We are happy to report our strategy of moving to a vertical sourcing model at Torrid has resulted in very strong gross margins and regular price selling, which validates our continued investment in the brand’s growth. At Hot Topic, we are pleased with the progress in the fashion apparel and tee businesses while still having challenges in the accessory categories. However, the combination of gross margin improvements in both brands has positioned us to achieve a strong earnings increase over last year and maintain our guidance on what was essentially a flat comp.”

The company announced its board of directors authorized an increase to the company’s stock repurchase program, up to $25 million of the company’s common stock. Repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time. There can be no assurances as to the number of shares the company will repurchase, if any.

Hot Topic, Inc. also announced it will launch a test retail concept – Blackheart. The concept will test the viability of leveraging the existing Hot Topic customer base by offering an expanded collection of dark, edgy, sexy lingerie. Blackheart lingerie, accessories and beauty products will be available at www.blackheartlingerie.com starting on November 15th. Five stores will open in Southern California and Texas malls by mid November. You can also find Blackheart on Facebook, Twitter, YouTube and Instagram (@Blackheart).

Ms. Harper continued, “The Blackheart lingerie concept is a test that allows us to leverage the Hot Topic customer and offer her product categories that will not cannibalize the core Hot Topic brand. We have a great opportunity to aggressively cross-promote Blackheart to our 5 million active database customers, nearly 5 million Facebook fans and in our 620 Hot Topic stores.”

For more detailed information relating to third quarter sales, please call 626-709-1209 to listen to a recorded commentary.

A conference call to discuss third quarter results, business trends, guidance and other matters is scheduled for November 14, 2012 at 4:30 PM (ET). The conference call number is 800-299-9086, pass code “Hot Topic,” and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 60862559, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid retails on-trend fashion apparel, lingerie and accessories inspired by and designed to fit the young, voluptuous woman who wears size 12 and up. As of October 27, 2012, the company operated 620 Hot Topic stores in all 50 states, Puerto Rico and Canada, 186 Torrid stores, and Internet stores hottopic.com and torrid.com.

This news release and the aforementioned prerecorded commentary contain forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 28, 2012, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Investor Contacts:
Jim McGinty, CFO, 626-839-4681 x2675
George Wehlitz, VP Finance, 626-839-4681 x2174
or
Media Contact:
Jennifer Vides, 626-839-4681 x2970